Exhibit 99.1

Alliance HealthCard, Inc. Announces Departure of Executive Officer

Norman, OK, June 24, 2009 — Alliance HealthCard, Inc. (OTCBB: ALHC), an international marketing company providing a broad range of consumer discount membership plans and insurance, has announced that Michael K. Owens, Jr. has resigned from his position as President of America’s Health Care Plans (AHCP), a subsidiary of the Company. Mr. Owens resigned from the position he has held since January 2006 to pursue other interests.

Alliance’s Chairman and CEO, Danny C. Wright, said, “Mike has played a significant role in the success of AHCP and is respected and held in high regard by management and employees alike. We respect his wishes for new challenges and wish him the best. He leaves with us an organization and a platform to continue to grow the AHCP business. We expect to name a new president for AHCP in the near future.”

“I’ve enjoyed my many years at AHCP and I am proud of what our team has built. The organization is strong and growing,” Owens said. “AHCP is in good hands with the Alliance HealthCard team, and the agency no doubt will continue to be a formidable national force in the distribution of health insurance and related products.”

About Alliance HealthCard
Alliance HealthCard, Inc. (OTCBB: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The Company also designs and markets in its consumer package specialty insurance and warranty products on the goods its marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing. The Company also manages America’s Health Care Plans (AHCP), the largest independent agent network in the country for the marketing of individual major medical health insurance.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Contact:
Nancy Zalud
Vice President—Communications
972-915-3218